Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2023

Financial Results

Hsinchu, Taiwan (April 12, 2023) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2023, ended February 28, 2023.

Revenue for the second quarter of fiscal 2023 decreased to $1.2 million, compared to $1.7 million in the first quarter of fiscal 2023. GAAP net loss attributable to SemiLEDs stockholders for the second quarter of fiscal 2023 increased to $541 thousand, or $(0.11) per diluted share, compared to a net loss of $512 thousand, or $(0.11) per diluted share, in the first quarter of fiscal 2023. In the second quarter of fiscal year 2023, we shut down our manufacturing production for one week due to the Chinese New Year holiday.

GAAP gross margin for the second quarter of fiscal 2023 decreased to 23%, compared to 27% for the first quarter of fiscal 2023. Operating margin for the second quarter of fiscal 2023 decreased to negative 61%, compared to negative 39% for the first quarter of fiscal 2023. The Company’s cash and cash equivalents were $3.9 million at February 28, 2023, compared to $4.5 million at the end of the first quarter of fiscal 2023.

We expect revenue for the third quarter ending May 31, 2023 to be approximately $2.0 million +/- 10%.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,859	$4,511
Restricted cash and cash equivalents	82	81
Accounts receivable (including related parties), net	530	610
Inventories	4,259	3,680
Prepaid expenses and other current assets	145	132
Total current assets	8,875	9,014
Property, plant and equipment, net	3,630	3,829
Operating lease right of use assets	1,505	1,521
Intangible assets, net	95	97
Investments in unconsolidated entities	921	909
Other assets	170	196
TOTAL ASSETS	$15,196	$15,566
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,071	$5,061
Accounts payable	508	210
Accrued expenses and other current liabilities	2,587	2,848
Other payable to related parties	1,221	1,145
Operating lease liabilities, current	144	137
Total current liabilities	9,531	9,401
Long-term debt, excluding current installments	1,626	1,722
Operating lease liabilities, less current portion	1,361	1,384
Total liabilities	12,518	12,507
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	183,951	183,836
Accumulated other comprehensive income	3,691	3,642
Accumulated deficit	(185,008)	(184,467)
Total SemiLEDs stockholders' equity	2,634	3,011
Noncontrolling interests	44	48
Total equity	2,678	3,059
TOTAL LIABILITIES AND EQUITY	$15,196	$15,566

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2023	2022
Revenues, net	$1,152	$1,695
Cost of revenues	890	1,232
Gross profit	262	463
Operating expenses:
Research and development	295	365
Selling, general and administrative	669	752
Total operating expenses	964	1,117
Loss from operations	(702)	(654)
Other income (expenses):
Interest expenses, net	(65)	(87)
Other income, net	229	242
Foreign currency transaction loss, net	(7)	(10)
Total other income, net	157	145
Loss before income taxes	(545)	(509)
Income tax expense	—	—
Net loss	(545)	(509)
Less: Net (loss) income attributable to noncontrolling interests	(4)	3
Net loss attributable to SemiLEDs stockholders	$(541)	$(512)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.11)	$(0.11)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,866	4,836